Exhibit 4.3

EXECUTION VERSION

AMENDMENT NO. 1 TO FOURTH AMENDED AND RESTATED

POOLING AND SERVICING AGREEMENT AND AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED SERIES SUPPLEMENT

THIS AMENDMENT NO. 1 TO FOURTH AMENDED AND RESTATED POOLING AND SERVICING AGREEMENT AND AMENDMENT NO. 1 TO SECOND AMENDED AND RESTATED SERIES SUPPLEMENT, dated as of December 18, 2025 (this “Agreement”), is entered into among: (i) Capital One, National Association, a national banking association, as master servicer and servicer (“CONA”, “Master Servicer” or “Servicer”), (ii) Discover Funding LLC, a Delaware limited liability company, as transferor (“Discover Funding” or “Transferor”), and (iii) U.S. Bank Trust Company, National Association, a national banking association organized under the laws of the United States of America, as trustee (in such capacity, the “Trustee”).

RECITALS

WHEREAS, CONA, Discover Funding and the Trustee are parties to the Fourth Amended and Restated Pooling and Servicing Agreement, dated as of May 18, 2025 (the “PSA”) and the Second Amended and Restated Series Supplement, dated as of May 18, 2025 (the “Series Supplement” and together with the PSA, collectively, the “Pooling and Servicing Agreement”); and

WHEREAS, the parties hereto desire to effect certain amendments to the PSA and the Series Supplement pursuant to Section 13.01(a) of the Pooling and Servicing Agreement.

NOW, THEREFORE, in consideration of the foregoing and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

SECTION 1. DEFINITIONS. As used herein, (a) capitalized terms which are defined in the preamble hereto shall have the meanings as so defined and (b) capitalized terms not so defined shall have the meanings set forth in the PSA, as amended hereby.

SECTION 2. AMENDMENTS TO PSA.

2.1  Amendments to Article VI of the PSA.

Article VI of the PSA shall be and hereby is amended by deleting Section 6.14 in its entirety and substituting in lieu thereof the following as new Section 6.14:

Section 6.14. Exchange of Investor Certificates for Transferor Interest. In the event that the Transferor becomes a Certificate Owner or an Investor Certificateholder (in the event that Definitive Certificates are issued pursuant to Section 6.02), Discover Funding as the Holder of the Transferor Certificate may cancel such Investor Certificates on a Distribution Date with respect to such Investor Certificates or, to the extent such Investor Certificates have been assigned, transferred and delivered to the Transferor in connection with a Defeasance (as defined in the Indenture) conducted in accordance with Section 1310 of the Indenture, on any date on or after the date on which the related

Defeasance has occurred, by providing notice to the Trustee of such cancellation; provided, however, that no Investor Certificates, except Class A Certificates and any Investor Certificate assigned, transferred and delivered to the Transferor in connection with a Defeasance (as defined in the Indenture) conducted in accordance with Section 1310 of the Indenture, may be cancelled unless Discover Funding as the Holder of the Transferor Certificate shall have been advised by the Rating Agencies that such cancellation would not cause the rating of any Class of any Series then outstanding to be lowered below the Required Rating or withdrawn. Such cancellation shall be deemed to occur after giving effect to all allocations and payments pursuant to Article IV hereof and the applicable provisions of the Series Supplements for each Series then outstanding as of such Distribution Date and the related Trust Distribution Date; provided, however, that, to the extent the Investor Certificates subject to such cancellation have been assigned, transferred and delivered to the Transferor in connection with a Defeasance (as defined in the Indenture) conducted in accordance with Section 1310 of the Indenture, the Transferor or the Master Servicer, at its option, may cause amounts available for allocations and payments pursuant to Article IV hereof and the applicable provisions of the Series Supplement for each related Series and available to acquire additional Receivables to be applied to acquire Defeasance Collateral (as defined in the Indenture) rather than additional Receivables and, in such case, such cancellation shall be deemed to occur after giving effect to such applications. Simultaneously with such cancellation, the Class Investor Interest of the applicable Class and the Series Investor Interest of the Series under which such Investor Certificates were issued shall be reduced, and the Transferor Interest shall be increased, by the aggregate Class Investor Interest represented by such cancelled Investor Certificates, in each case as of the end of the related Due Period (or, to the extent the Investor Certificates subject to such cancellation have been assigned, transferred and delivered to the Transferor in connection with a Defeasance (as defined in the Indenture) conducted in accordance with Section 1310 of the Indenture, as of the end of the day preceding such cancellation). Such reduction in the Class Investor Interest will not result in any change in any numerator for purposes of determining any Class Percentage with respect to such Class if a Fixed Principal Allocation Event with respect to such Series has previously occurred. Discover Funding as the Holder of the Transferor Certificate shall promptly notify the Rating Agencies of any exchange of Investor Certificates for Transferor Interest pursuant to this Section 6.14.

2.2 Amendments to Article XII of the PSA.

Article XII of the PSA shall be and hereby is amended by deleting Section 12.01(a) in its entirety and substituting in lieu thereof the following as new Section 12.01(a):

Section 12.01. Termination of the Transferor’s Obligations; Termination of Trust.

(a) Subject to the proviso below, the respective obligations and responsibilities of the Transferor, the Master Servicer, each Servicer and the Trustee created hereby shall terminate (other than the obligation of the Trustee to make payments to Certificateholders as hereafter set forth), except with respect to the duties described in Sections 7.04, 11.06 and Section 12.02(b), upon the Final Trust Termination Date or, if earlier, at the option of the Transferor, on the day after the Distribution Date on which funds shall have been deposited in the Series Distribution Accounts sufficient to pay in full the Aggregate Investor Interest plus accrued and unpaid Certificate Interest at the applicable Certificate Rates on all Series then outstanding; provided, however, that, notwithstanding anything to the contrary in this Agreement or any Series Supplement for each related Series, to the extent the Investor Certificates of any Series then outstanding have been assigned, transferred and delivered to the Transferor in connection with a Defeasance (as defined in the Indenture) conducted in accordance with Section 1310 of the Indenture, no such deposit shall be required hereunder or thereunder and, the respective obligations and responsibilities of the Transferor, the Master Servicer, each Servicer and the Trustee created hereby and thereby, insofar as they relate to activities undertaken by such Person prior to such Defeasance, shall survive such Defeasance and termination of the Trust and shall apply, mutatis mutandis, following such Defeasance until otherwise terminated or discharged under this Agreement and such Series Supplement.

SECTION 3. AMENDMENTS TO SERIES SUPPLEMENT.

3.1  Amendments to Section 1 of the Series Supplement.

Section 1 of the Series Supplement shall be and hereby is amended by deleting the definition of “Series Termination Date” in its entirety and substituting in lieu thereof the following new definition:

“Series Termination Date” shall mean, unless extended by the parties hereto, July 1, 2049 or, if earlier, the earlier of (x) the date on which the Nominal Liquidation Amount for all series, classes and Tranches of Notes has been reduced to zero or (y) in the event of a Defeasance (as defined in the Indenture) conducted in accordance with Section 1310 of the Indenture, the date on which any Investor Certificates pledged as collateral securing repayment of the Notes of such Defeased Series, Classes or Tranches (as defined in the Indenture) have been assigned, transferred and delivered to the Transferor in connection with such Defeasance.

SECTION 4. EFFECTIVENESS. This Agreement shall become effective as of the date first set forth above (and, for the avoidance of doubt, prior to any Defeasance (as defined in the Indenture) conducted in accordance with Section 1310 of the Indenture on or after such date); provided that (i) each of CONA, Discover Funding and the Trustee shall have executed and delivered to the other a counterpart of this Agreement, (ii) a copy of the Agreement is provided to the Rating Agencies, and (iii) CONA has provided an Officer’s Certificate indicating that the execution of this Agreement will not adversely affect in any material respect the Holders of any Class of any Series currently outstanding.

SECTION 5. BINDING EFFECT; RATIFICATION. (a) On and after the execution and delivery hereof, (i) this Agreement shall be a part of the Pooling and Servicing Agreement and (ii) each reference in the Pooling and Servicing Agreement to “this Agreement”, “this Amendment”, “hereof”, “hereunder” or words of like import, and each reference in any other related document to the Pooling and Servicing Agreement, shall mean and be a reference to the Pooling and Servicing Agreement as amended hereby.

(b)  Except as expressly amended hereby, the Pooling and Servicing Agreement shall remain in full force and effect and is hereby ratified and confirmed by the parties hereto.

SECTION 6. [RESERVED].

SECTION 7. NO PETITION. The Trustee covenants that it will not directly or indirectly institute or cause to be instituted against Discover Funding any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any federal or state bankruptcy law and it will not directly or indirectly institute or cause to be instituted against CONA any bankruptcy, reorganization, arrangement, insolvency or liquidation proceeding or other proceeding under any Federal or state bankruptcy law in any instance; provided that the foregoing shall not in any way limit the Certificateholders’ rights to pursue any other creditor rights or remedies that the Certificateholders may have for claims against the Trust.

SECTION 8. MISCELLANEOUS. (a) THIS AGREEMENT AND THE OBLIGATIONS ARISING HEREUNDER SHALL IN ALL RESPECTS, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY, AND PERFORMANCE, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW, BUT WITHOUT REGARD TO ANY OTHER CONFLICT OF LAWS PROVISIONS THEREOF) AND ANY APPLICABLE LAWS OF THE UNITED STATES OF AMERICA.

(b)  Headings used herein are for convenience of reference only and shall not affect the meaning of this Agreement.

(c)  This Agreement may be executed in two or more counterparts (and by different parties on separate counterparts), each of which, when executed, shall be deemed an original, but all of which together shall constitute one and the same instrument. The words “executed,” “signed,” “signature,” and words of like import in this Agreement or in any other certificate, agreement or document related to this transaction shall include, in addition to manually executed signature pages, images of manually executed signatures transmitted by facsimile or other electronic format (including, without limitation, “pdf”, “tif” or “jpg”) and other electronic signatures (including, without limitation, any electronic sound, symbol, or process, attached to or logically associated with a contract or other record and executed or adopted by a person with the intent to sign the record). The use of electronic signatures and electronic records (including, without limitation, any contract or other record created, generated, sent, communicated, received, or stored by electronic means) shall be of the same legal effect, validity and enforceability as a manually executed signature or use of a paper-based record-keeping system to the fullest extent permitted by applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act and any other applicable law, including, without limitation, any state law based on the Uniform Electronic Transactions Act or the Uniform Commercial Code.

(d)  The Trustee is not responsible for the validity or sufficiency of this Agreement or the recitals contained herein.

* * * * * *

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

DISCOVER FUNDING LLC, as Transferor

By:	/s/ Eric D. Bauder
Name: Eric D. Bauder
Title: Assistant Vice President, Treasurer

CAPITAL ONE, NATIONAL ASSOCIATION, as Master Servicer and Servicer

By:	/s/ Franco E. Harris
Name: Franco E. Harris
Title: Treasurer

Amendment No. 1 to Fourth Amended and Restated PSA and

Amendment No. 1 to Series Supplement

U.S. BANK TRUST COMPANY, NATIONAL ASSOCIATION, not in its individual capacity, but solely as the Trustee

By:	/s/ Christopher J. Nuxoll
Name: Christopher J. Nuxoll
Title: Vice President

Amendment No. 1 to Fourth Amended and Restated PSA and

Amendment No. 1 to Series Supplement